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EXHIBIT 2.2

FIRST AMENDMENT TO THE
AGREEMENT AND PLAN OF MERGER

        THIS FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (this "Amendment"), is made and entered into as of the 25th day of October, 2002, by and among OAK TECHNOLOGY, INC., a Delaware corporation ("Parent"), OPTIC ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and TERALOGIC, INC., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Merger Agreement (as defined below).

RECITALS

        A.    Parent, Merger Sub and the Company executed an Agreement and Plan of Merger, dated as of October 7, 2002 (the "Merger Agreement"), providing for the merger of Merger Sub with and into the Company upon the terms and subject to the conditions of the Merger Agreement.

        B.    Pursuant to Section 9.2 of the Merger Agreement, the parties hereto wish to amend the Merger Agreement as provided herein:

        NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties hereby agree as follows:

        1.    Stockholder Representative.    The first sentence of Section 1.1(d) of the Merger Agreement is hereby amended and restated in its entirety as follows:

          "All of the stockholders of the Company, by virtue of their approval of the Agreement, will be deemed to have irrevocably constituted and appointed, effective as of the Effective Time, Pascal Levensohn (together with his permitted successors, the "Stockholder Representative"), as their true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement and any transactions contemplated by the Escrow Agreement, to exercise all or any of the powers, authority and discretion conferred on him, her or it under any such agreement, to waive or amend any terms and conditions of any such agreement, to give and receive notices on their behalf and to be their exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which Parent or the Merger Sub may be entitled to indemnification and the Stockholder Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact."

        2.    Total Cash Consideration.    The second sentence of Section 1.6(c) of the Merger Agreement is hereby deleted and shall be replaced in its entirety with the following:

          "The total cash consideration is thirty seven million nine hundred forty-four thousand two hundred twenty-seven dollars ($37,944,227) (the "Cash Consideration")."

        3.    Schedule 1.6(a)(ii).    Schedule 1.6(a)(ii) is hereby replaced in its entirety with the Amended Schedule 1.6(a)(ii) attached hereto as Exhibit A.

        4.    Schedule 5.1(c).    Schedule 5.1(c) is hereby replaced in its entirety with the Amended Schedule 5.1(c) attached hereto as Exhibit B.

        5.    Disclosure Schedule.    The Company Disclosure Schedule (as defined in the first paragraph of Article II of the Agreement) is hereby amended by the Addendum to Company Disclosure Schedule attached hereto as Exhibit C.

        6.    Effect of Amendment.    Other than with respect to the Sections of and schedules to the Merger Agreement specifically enumerated above, this Amendment does not modify, change or amend the Merger Agreement, and such Merger Agreement shall remain in full force and effect as amended hereby.

        7.    Governing Law.    This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Amendment or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

        8.    Counterparts; Facsimile Execution.    This Amendment may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment may be executed by any party by facsimile signature.

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be signed by their duly authorized representatives, all as of the date first written above.

OAK TECHNOLOGY, INC.	TERALOGIC, INC.
By	By
Name	Jon S. Castor
Title	Chief Executive Officer
OPTIC ACQUISITION CORP.	STOCKHOLDER REPRESENTATIVE
By
Name	Pascal Levensohn
Title

EXHIBIT A

AMENDED SCHEDULE 1.6(a)(ii)

Series of Preferred Stock	Original Price Per Share	Estimated Cash Consideration Per Share
Series A	$0.7938	$0.3269
Series B	$2.70	$1.1120
Series C	$3.10	$1.2768
Series D	$4.50	$1.8534
Series E-1	$4.75	$1.9564
Series E-2	$5.00	$2.0593
Series E-3	$5.75	$2.3682
Series E-4	$5.75	$2.3682
Series E-5	$6.00	$2.4712
Series E-6	$3.10	$1.2768

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  EXHIBIT 2.2